Exhibit 10.1

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Effective: January 1, 2012

2012 Management Incentive Plan

COO 2012 Incentive Plan

 CHIEF EXECUTIVE OFFICER AND PRESIDENT

PURPOSE:  To define the compensation plan for the Chairman, Chief Executive Officer and President.

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY:  The Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Effective date of plan is January 1, 2012.  Performance incentive compensation payable under this plan, if any, will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

SEPARATION:  Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment.  If employment is separated prior to the payment date noted above for any performance incentive compensation, such performance incentive compensation is forfeited and no performance incentive compensation will be payable to the former employee.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Management Incentive Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation Committee of the Board of Directors retains the right to modify, change or terminate this Management Incentive Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan.  While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

COO 2012 Incentive Plan

CHIEF EXECUTIVE OFFICER AND PRESIDENT

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$271,115
Performance Incentive Compensation Payable (to a maximum of 87% of base salary):	$235,870
Total Annual Compensation:	$506,985

Due to the following reasons, the performance incentive payment for 2012 will be 100% discretionary, with any payout required to be recommended by the Company’s Compensation Committee and approved by the Board of Directors at the conclusion of 2012:

The Company completed a significant acquisition in October 2011 which has the potential to more than double the Company in terms of revenue and EBITDA. Integration of the acquired company in an efficient and orderly manner in 2012 will impact the long term value of PESI. In addition, the market environment that PESI is operating in during 2012 is unique due to the high concentration of revenue derived from the United States Government which is in a state of flux due to a pending federal election and pressure to reduce federal spending.

In determining whether to recommend a discretionary performance incentive payment for performance during the 2012 fiscal year, the Compensation Committee will consider those factors that the Compensation Committee deems appropriate in light of the objectives of the Company, including without limitation, the following objective and subjective criteria with respect to the performance of the Company and the executive during the 2012 fiscal year:

1.	Revenue;
2.	EBITDA;
3.	Successful integration;
4.	Achievement of synergies;
5.	Increase in commercial revenue;
6.	Increase in international revenue;
7.	Continued progress on the NPCM Development for Commercial Applications;
8.	Resolution of problem projects which were part of the acquisition;
9.	Collection of problem accounts receivable which were part of the acquisition;
10.	Profitable EBITDA from the company’s Treatment Segment; and
11.	Continued Development and Implementation of 2012 and 2013 Strategic Plan.

Performance Incentive Compensation Payment

This plan is effective for the Company’s 2012 fiscal year.  Performance incentive compensation, if payable under this plan, will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

COO 2012 Incentive Plan

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Chairman, Chief Executive Officer and President 2012 – Management Incentive Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Louis Centofanti	7/17/2012
/S/ Dr. Louis Centofanti	Date

/s/ Mark Zwecker	7/17/2012
/S/ Board of Directors	Date

COO 2012 Incentive Plan